                                                                   EXHIBIT 10.6a


                             THE DOCUMENT COMPANY

                               XEROX CORPORATION

                         DEVELOPMENT AND MANUFACTURING
                           MANUFACTURING OPERATIONS

                         SUPPLIER QUALITY REQUIREMENTS
                                 DOC. #XW-001


















                                       original signed by
                                       ------------------

                                       J.M. PFUNDTNER
                                       MANAGER, MULTINATIONAL
                                       MATERIALS QUALITY ASSURANCE



                                 October 1991

                                    FOREWARD

     Xerox Corporation maintains high quality and reliabiilty standards for the products and services deliver to customers. Suppliers are expected to develop and sustain an environment where Total Quality principles are practiced to achieve high levels of customer satisfaction.

     These high standards require that purchased material delivered to Xerox meets the Xerox Quality, Cost, Delivery and Service requirements. Quality 100 percent defect free, Cost-delivered at negotiated cost, Delivery-on time and Service-any problems identified must be resolved immediately.

     In order to achieve these requirements, the Xerox/Supplier relationship must be based upon PARTNERING and not merely a contract. Partnering involves team work, sharing resources and the elimination of the we/they approach to conducting business. Partnering relationships stimulate continuous performance improvement. Partnering and Total Quality go hand in hand. By fostering this partnership, it is Xerox' intention to:

     . Attract and maintain a world class supplier base. A base that is committed to TOTAL QUALITY [Total Quality is a business management methodology that align the activities of all employees in an organization with the common focus of customer satisfaction through continuous improvement in the quality of all activities, goods and services.]

     . Purchase material from an optimum number of suppliers who practice Total Quality as a means to achieve world class benchmarks and who meet Xerox requirements for Quality, Cost, Delivery and Service.

     . Develop long term business relationships with suppliers who are committed to Continuous Supplier Involvement and become more involved with Xerox product requirements and the functional use of the products supplied to Xerox.

     . Reward those suppliers who consistently meet Xerox customer requirements with a progressively larger share of Xerox total commodity requirements as their performance, capability and capacity warrants.

     Xerox' primary quality objective is to prevent all defects from occurring. This should be accomplished through the implementation of process controls, "FMEA" studies [Failure Mode and Effects Analysis], and fail-safing techniques at the source of manufacturing. Xerox suppliers should use this document to gain understanding of the Xerox/Supplier mutual support program and our mutual obligations in achieving this quality objective.

                                  INTRODUCTION

     The intent of this document is to provide consistent communications on the quality of materials, components, and assemblies procured by Xerox.

     It describes responsibilities and actions required of its suppliers to achieve the established quality standard: 100 percent defect free material delivered to Xerox. For detailed information, contact your respective Xerox commodity team leader through your Xerox buyer interface.

     1.0  SUPPLIER'S RESPONSIBILITY
          -------------------------

     The supplier is responsible for the quality, reliability, packaging, and workmanship of all components and/or assemblies procured or manufactured for Xerox. The supplier's Quality Control Systems must be surveyed and approved by Xerox MQA/SQA.

     2.0  QUALITY CONTROL MANUAL
          ----------------------

     All supplier must have a Plant Quality Control Manual identifying the general quality policies, procedures, and practices of their organization. The level of detail will vary with the size of the operation.

     The minimum quality functions to be covered in the Plant Quality Control Manual are as follows:

     .    Purchased Material Control
     .    In-Process Inspection
     .    Final verification
     .    Statistical Process Control
     .    Tool and Gage Control [Tool Approval and Calibration Control]
     .    Non-Conforming Material control
     .    Customer Satisfaction/Corrective Action [internal and external]
     .    Engineering Drawing Change Control
     .    Limited Life Material Control
     .    Training of Personnel
     .    In Process Material Identification and Control
     .    Organizational chart with quality responsibilities defined
     .    Internal Audits for compliance to the Quality Manual
     .    Electro Static Discharge [ESD] controls where applicable

     3.0  INTERNATIONAL SUPPLIER QUALITY SURVEY
          -------------------------------------

     Supplier's quality programs and inspection systems will be surveyed and evaluated by a Xerox Supplier Quality Assurance Engineer. The Initial Survey will be conducted at the request of the appropriate Materials organization (Commodity Team). A successful initial survey is required before production orders are placed with a supplier.

     The principle survey elements examined are as follows:

     .  Facilities
     .  Quality management organization/daily operations
     .  Purchased Material Control
     . Process Control; Active utilization of statistical process control methods.
     . Final Verification; Written inspection/test instructions, adequate inspection/test records
     . Packaging; Written packaging instructions, packaging inspection records . Non-Conforming Material Control
     .  Communications/Documentation
     .  Measuring Equipment Control
     .  Life and Reliability Testing
     .  Internal Audits

     Before an initial survey is performed, the supplier will have the opportunity to review the international Supplier Quality Survey and Rating Guidelines.

     The survey will be conducted by an SQA Engineer and will result in a rating of:

     .  Approved
     .  Conditionally Approved
     .  Approval Withheld

     Materials may not be purchased prior to completion of the International Survey or from suppliers whose survey resulted in a rating of "Approval Withheld".

     Surveys will be conducted at regular intervals and it is expected that the supplier will demonstrate continuous improvement through the upgrade of systems, procedures and working practices.

     4.0  REQUEST FOR QUOTES [RFQ] PACKAGE CONTENT
          ----------------------------------------

          The RFQ package contains a complete set of component, subassembly, assembly, and reference drawings/specifications.

     The buyer should be contacted if any drawings or specifications are missing, incompatible with RFQ or illegible.

     Buyer submitting a quote, the supplier must have in his possession applicable Xerox documents as referenced in the RFQ package. These documents include, but are not limited to the following:

     .    Drawing interpretation standards
     .    Material and finish specifications
     .    Packaging standards/instructions
     .    Specifications referenced by Xerox drawings
     .    Receiving inspection instructions [when applicable]

     These documents should be reviewed by the supplier prior to responding to the RFQ package. The buyer should be contacted immediately by the supplier if any required documents have not been received.

     The supplier, in his quotation, should take into consideration procedures and equipment necessary to test and meet the quality and reliability requirements specified in this document and the RFQ package.

     5.0  CONTINUOUS SUPPLIER INVOLVEMENT [CSI]
          -------------------------------------

     All suppliers are expected to become a part of Team Xerox from concept through life of production. CSI is a process in which the supplier, forward product procurement, Xerox design engineering and SQA work together to optimize the design and manufacturing process and reach an agreed specification so that Quality, Cost, Delivery, and Service requirements are achieved. This process starts with an initial CSI meeting which should be preceded by an internal PRE-CSI meeting in order to prepare an initial Quality Plan defining the process by which the parts/assemblies are to be produced and controlled, identify improvement opportunities and document issues/concerns for discussion at the CSI meeting.


     6.0  PROCESS QUALIFICATION
          ---------------------

     The supplier will qualify the manufacturing process for parts/assemblies through an investigation of all elements influencing the method of manufacture in order to define and document the controls required to prevent nonconforming parts being produced. [ref. Multinational process qualification guidelines 3105-1/2]. The desired outcome of this process is to reduce variability, center the process, and strive for continuous improvement. Once the supplier has completed all process qualification activities, material may be shipped to worldwide Xerox facilities without further Xerox intervention.

     7.0  PRODUCT RELEASE
          ---------------

     Prior to completion of process qualification and certification of parts/assemblies, authorization to ship material can only be through the SQA organization. The Supplier Quality Plan must contain the criteria for release of the product prior to certification. This can include final verification by the supplier, certified inspector, or Xerox Source Verification. Product release by the supplier is based on the approved quality plan, supplier in process/final inspection and acceptable histogram. Source verification is an evaluation of the supplier's quality data.

     [feasibility study, in process inspection data and final inspection data]. The supplier must maintain lot integrity/control of all material shipped to Xerox.

     8.0  CORRECTIVE ACTION
          -----------------

     The supplier must operate a closed loop corrective action system for:

     . System deficiencies as identified as a result of a self/Xerox audit or survey
     .    Purchased part quality problems
     .    Supplier internal failure data
     .    Customer reported failures
     .    Internal Audit deficiency tracking

     The supplier must keep the assigned SQAE informed of the status of Corrective Actions.

     9.0  CHANGE CONTROL
          --------------

     Supplier must have the capability to manage changes on assemblies and component parts.

     Supplier must understand that no verbal changes will be authorized i.e. all changes must be documented either by an issued XCN [Xerox Change Notice], BA [Build Authorization], CA [Change Authorization], issued drawing, CRLV [Change Request/Life Variance] or an approved specification variance.


     10.0  AUDITS
           ------

     The supplier must allow Xerox to perform regular audits in order to validate quality systems and performance.

     The supplier is expected to have in place a system for self audit with regard to

     -     Systems
     -     Performance


     11.0  SUPPLIER QUALITY PERFORMANCE MEASUREMENT
           ----------------------------------------

     Supplier Quality Assurance will gather the data necessary to develop monthly quality performance for each production supplier. Supplier's quality performance will be reported in parts per million (PPM). Suppliers should aim for customer satisfaction through use of the monthly report to identify opportunities for continuous improvement.


     12.0  PRODUCT SAFETY
           --------------

     Suppliers must ensure that safety requirements are met. The supplier is expected to be a subscriber to the safety affiliated regulatory agency governing their commodity.

     13.0  CERTIFIED SUPPLIER
           ------------------

     Xerox material suppliers who consistently demonstrate the capability to plan for and control the quality, costs, delivery, and service of parts/assemblies, unaided by Xerox, and completely satisfy their customer's requirements will be recognized as a Certified Supplier and given authorization to ship material direct to worldwide Xerox facilities with minimal Xerox intervention.

     14.0  SPECIFICATION VARIANCES
           -----------------------

     Any departure from the drawing or performance specification, or material/part substitution must be authorized by an approved Xerox document to deviate. Supplier requests to deviate must be directed to the assigned SQAE or to the buyer. The deviation must be approved prior to shipment of material.

             DRAFT Hardware Purchase and Software License Agreement


     Attachment II - Xerox Multinational Process Qualifications Guidelines

The Xerox Multinational Process Qualification Guidelines consist of two sections:

     .    The Seller's Quality Plan

     . The Xerox Corporation "Supplier Quality Requirements Document # XW-1001", dated October, 1991.

                                    SAMPLE
                                ATTACHMENT IIB



                                      XYZ
                               QUALITY ASSURANCE
                                     PLAN



                                DOCUMENT NUMBER
                                   XXXXXXXXX



                      ___________________________________
                      XXXXXXX PRESIDENT


                      ___________________________________
                      XXXXXXX OPERATIONS MANAGER


                      ___________________________________
                      XXXXXXX QUALITY MANAGER

1.   GENERAL REQUIREMENTS

     1.1  Scope.  This Quality Assurance Plan specifies the _____________
          -----
appropriate Quality Program requirements for production of new products, spares, and repairs. It applies to all operational areas of endeavor including Engineering, Purchasing, Manufacturing, Quality Control, Test, Shipping and Receiving, Repair, and Inventory. This plan is the controlling document for all Quality Assurance (QA) activities except where a specific Product QA Plan or contractual requirement takes precedence.

     1.2  Quality Program.  The ______________ Quality Program conforms to best
          ---------------
commercial practices and is modeled after MIL-Q-9858A. The program is sufficiently flexible to accommodate the special quality requirements of OEM's and other individual customer contracts, and permits an organized approach to achieving them. Provision has been made for the early detection of actual or potential deficiencies which could result in unsatisfactory quality, including a timely and effective corrective action system. The Plan has been developed in conjunction with other corporate functions to ensure compliance with _____________ strategic goals, and the procedures which implement it are available for on-site review by authorized customer representatives.

     1.3  Reference Documents.  The following documents are applicable to the
          -------------------
extent specified herein:

          . Military Specification MIL-Q-9858A, Quality Program Requirements. document 00A10015-01. Workmanship Standards.
               Workmanship Standards.
          . Military Standard MIL-STD-1050. Sampling Procedures and Tables For Inspection by Attributes.
          .    Military Standard MIL-STD-45662.  Calibration Systems
               Requirements.


2.   DOCUMENTATION AND CHANGE CONTROL

     2.1  Standard Practices Policy.  The documents which implement this plan,
          -------------------------
collectively referred to as the QA Manual, are organized with the framework of the ____________ Standard Practices Policies (SPPs) and are subject to review by the standing SPP committee. At the discretion of the committee, specific instructions, procedures, and forms from the QA Manual may be placed under formal document control.

     2.2  Change Control.  The established methods of the SPPs are used to
          --------------
control the original issue and incorporation of changes into all documents affecting the Quality Program. These documents include the Quality Assurance Instructions (QAIs) which form the basis of the QA Manual, engineering documents, manufacturing and operating instructions, inspection and test procedures, specifications, procurement documents, process and operating instructions, and similar documents. The SPPs ensure that documents are distributed to the proper place at the proper time in order that contract work and Quality Program activities are accomplished in accordance with the latest applicable documents.

     2.3  Documents and Document Changes. Engineering documents are issued
          ------------------------------
controlled by the Engineering Services Department. The SPP controls for engineering documents provide for the systematic review and approval of changes to ensure that the information is correct and complete, proper affectivity is specified, and that all affected departments within
                                                                   --------
             are involved in the change process. Original documents and
- ------------
Engineering Change Orders (ECO's) for documents are signed or stamped by the cognizant QA Engineer or his designee. Quality Assurance ensures that documents comply with approved standards, that contractual quality require-ments are met, and determines and control the effect of the changes on the QA program documentation. Upon establishment of production configuration, those changes requiring prior customer approval are submitted to them before the changes may be incorporated into final products. Copies of other nonproprietary changes are available for on-site review by authorized customer representatives.

     2.4  Quality Assurance Instructions (QAIs).  These documents are issued and
          -------------------------------------
controlled by the Quality Assurance Department and reviewed by the SPP committee. They specify the general inspection and test procedures and checklists for implementing the corporate Quality Program. In addition they are used to provide detailed instructions applicable to specific parts, processes, vendors, customers, or internal procedures. Ordinarily QAIs are referenced on internal procurement and manufacturing documents, but they may be placed under the document control system at the discretion of the SPP committee or the QA Department. As a minimum, this occurs for QAIs which affect the configuration of production released articles, which contractually require customer approval or control, or are referenced elsewhere in the document system.

     2.5  Workmanship Standards.  _______________ workmanship standards are in
          ---------------------
accordance with best commercial practices. They are documented as the minimum acceptable levels specified in _________________ document number ____________. Except where enhanced or specifically modified by _______________, _____________ standards are identical to the electrical and mechanical Workmanship Standards published by the Quality Assurance Department, ______________ Division, _____________, Corporation.


3.   MANAGEMENT

     3.1  Organization.  The Director of Quality Assurance and the Director of
          ------------
Manufacturing head organizations separated from each other and from the product line divisions. These segregated lines of responsibility and authority ensure independence of action, with management emphasis equally placed on all departments.

     3.2  QA Organization.  The functions of the Quality Assurance Department
          ---------------
are differentiated into two lines of activity: Quality Assurance Engineering and Management (QA); and Quality Control Inspection and Test (QC).

          3.2.1  Quality Assurance.  QA Engineering/Management is responsible
                 -----------------
for product quality programs and for technical support and direction to engineering, manufacturing, field services, customers, and vendors. The Quality Assurance Engineer translates customer and product quality requirements into a Product Quality Assurance Plan, Inspection Plan, and/or Quality Assurance Instructions, as required. He is responsible for continual evaluation of the effectiveness of the QA program by reviewing documents and document changes, inspection data, periodic review of records, quality audits, and evaluation of customer identified problem areas.

                 3.2.1.1 QA management is also included in the vendor selection process and surveillance over subcontractors by reviewing quality records jointly with Program engineering, manufacturing, and procurement personnel, as appropriate. Prospective subcontractors and ________ component vendors are surveyed as needed for adequacy of capabilities, with special emphasis given to reliability and quality ___________ programs. The QA Engineer reviews product documents, drawings, and ECOs to ensure the incorporation of quality requirements, and represents the QA Department on the Material Review Board.

                 3.2.1.2 Finally, the QA Engineering and Management activity in responsible for the review of inspection data, control of processes, and investigation of general manufacturing and inspection problems. The activity also maintains and controls the quality standards for workmanship and issues process control procedure in conjunction with Manufacturing. When inspection data or process analysis indicate problems with vendors or manufacturing, QA obtains correction action and monitors future data to ensure the effectiveness of the corrective action.

          3.2.2  Quality Control Inspection.  The QC inspection activity
                 --------------------------
includes source, incoming, mechanical assembly, electrical assembly, final inspection, and shipping inspection. QC provides the facilities and manpower to perform item inspection and test in each area in order to ensure compliance with applicable documents, required regulatory agency provisions, and quality program directives. In addition, QC inspection is responsible for the primary mechanical standards and ________, monitoring and special processes, and initiating inspection records which are compiled and utilized for evaluating procurement and manufacturing controls.

QC personnel also acts as safety and housekeeping monitors in their respective manufacturing areas. In the event of nonconformance, QC initiates appropriate documentation to permit identification, segregation, and disposition of the material. At his discretion, the QA Engineer may delegate additional responsibilities to the QC Supervisor.

          3.2.3  Quality Control Test.  Generally the QC Test activity performs
                 --------------------
or witnesses subassembly screening, burn-in, and acceptance tests as required per test procedures and QA documents to ensure compliance with contract and corporate requirements. In addition, QC personnel maintain the product history files which contain functional test data sheets and the manufacturing/inspection records of assembly in-process operations. QC also verifies current test equipment calibration status, prepares each data package as required to be included in shipments, and notifies resident source in inspections, if any, that they may witness final inspection and acceptance test on production equipment.


4.   DESIGN AND DEVELOPMENT CONTROL

     4.1  Product Line QA Activities.  The Quality Program includes the review
          --------------------------
of product and contract documents for quality characteristics and to determine the need for special tools, ________, fixtures, test equipment, and implementing documentation. The QA Engineer prepares a product QA Plan as needed or when required by contract.

     4.2  QA Organization.  The Quality Assurance Engineer assigned to a program
          ---------------
is an integral part of the program's management team but reports administratively to the Director of Quality Assurance. The organizational structure provides maximum program operating efficiency without the subordination of quality. In the event a problem cannot be received between the Quality Assurance Engineer and the Product Engineer, it is referred to ascending levels of program and quality management for resolution.


5.   CONTROL OF PROCURED MATERIAL

     5.1  General.  The Quality Program provides for the control of purchased
          -------
parts to be used on all production released products. These controls ensure that all applicable contract, design, reliability, and quality requirements are transmitted to suppliers and subcontractors and are obtained in the accepted articles. Control documents, procurement specifications, and Purchase Orders
(POs) are subject to QA approval in order to transmit the procurement requirements to the suppliers. All vendor liaison pertinent to quality is the responsibility of the Quality Assurance Department. Communications between customers and ___________ vendors on the quality of procured material are processed through the ______________ Quality Assurance Department.

     5.2  Vendor Control.  Procurement sources are evaluated and approved on the
          --------------
basis of previous quality history or a survey of the supplier's facilities and Quality Program. Supplier selection is performed jointly by engineering, quality, and purchasing personnel. At the discretion of QA, surveys of suppliers of commercial or off-the-shelf items may not be required for qualification. The Quality Assurance Department may disqualify vendors at any time solely for quality reasons; a Disapproved Supplier List is main-
tained by QA to control procurement sources.                   documents
                                             -----------------
are also used to control procurement of all items destined for use in released production hardware.

     5.3  Source Inspection. Purchase Orders specify the requirements. If
          -----------------
any, for                  source inspection, or request evidence that the
         ----------------
procured articles comply with requirements when the quality of the article cannot be verified at incoming inspection.

     5.5  Subcontractor Quality Programs.  Subcontractors having design
          ------------------------------
responsibility or suppliers producing complex subassemblies are required to provide a quality program equivalent to ____________ own QA Program, unless otherwise specified. Suppliers of commercial or off-the-shelf parts are required to provide quality control in accordance with best commercial practices.

     5.6  Purchased Raw Materials.  A certificate of compliance to the
          -----------------------
applicable specification is required with each receipt of raw material. Samples of raw material from vendors are tested periodically to verify compliance with application.

     5.7  Records of Inspections and Tests.  Records of inspections and tests
          --------------------------------
performed under the responsibility of the supplier are maintained on file and made available to authorized __________ representatives. KMW may also require that such records be shipped with the hardware for filing with ____________ own history records.

     5.8  Identification, Preservation, and Packaging.  ______________
          -------------------------------------------
controlled documents impose special identification, preservation, and packaging requirements, as required to preserve the quality of procured articles.

     5.9  Age Control.  Materials or articles that are subject to deterioration
          -----------
with age or use are marked to indicate the expiration date of the expected life and may not be used thereafter. All such limitations are defined by the procurement documents.


6.   CONTROL OF MANUFACTURED ARTICLES

     6.1  Inspection.  Manufactured subassemblies are inspected in-process at
          ----------
such points as deemed necessary by the Quality Assurance Engineer to verify conformance to the documentation, proper component installation, wiring, molder, workmanship, etc. All in-house repairs to discrepant subassemblies are reinspected and accepted by QC inspection before incorporation into higher level units. Statistical sampling plans and process control techniques as described below may be used in lieu of 100% inspection at the discretion of the QA Engineer. QA implements a Zero Defects Program as a corporate goal for all ___________ manufactured articles.

     6.2  Inspection and Test Procedures.  Characteristics to be observed in
          ------------------------------
order to ensure compliance with contract and KMW requirements are detailed in QAs and functional test procedures. These documents include operations to be performed in sequential order, test configurations, environmental requirements, and acceptance criteria. Inspection instructions and test procedures for purchased parts are the joint responsibility of the QA Department and Test Engineering for issuance, distribution, and control. ___________ manufactured subassembly test procedures are the responsibility of Test Engineering. Test procedures for released products are the joint responsibility of Test Engineering and Program Engineering for preparation and issuance. All test procedures are subject to QA review.

7.   NONCONFORMING MATERIAL

     7.1  Material Review.  The Quality Assurance Department has implemented a
          ---------------
procedure for the control, review, and disposition of nonconforming material. All nonconforming materials detected by or referred to Quality Control are identified as such by association with an appropriate rejection document containing a description of the nonconformance and other pertinent data, and are placed in a controlled _________ Material Review Area (MRA) until reviewed and dispositioned. Nonconforming material may only be used with the approval of the Material Review Board.

     7.2  Material Review Board (MRB).  The MRB is composed of (a) an engineer
          ---------------------------
appointed by the Product Manager, (b) the cognizant QA Engineer or his appointed representative, and (c) a representative appointed by the Director of Manufacturing. The MRB is responsible for determining the disposition of nonconforming material. The material and related documentation are reviewed by the Board, and an acceptable disposition determined. The Board is also responsible for determining the cause of the discrepancy and for specifying correction action to prevent recurrence. The QA member is generally responsible for representing the customers' interests on the MRB. Records of all nonconformance and MRB decisions are maintained for monitoring corrective actions and for history.

     7.3  Disposition Without MRB Action.  Under certain circumstances, the
          ------------------------------
disposition of nonconforming materials is permitted by a responsible authority such as a manufacturing engineer or the buyer, without MRB approval. This is permitted only when the disposition is Return to Vendor, Scrap, or when the nonconformance may be entirely corrected by the completion of operations or routine correction of workmanship errors. The required rework is specified as part of the disposition, and the material is reinspected to ensure total compliance with the appropriate documentation.

     7.4  Deviation Requests.  Special MRB directive in anticipation of future,
          ------------------
short term nonconformance may be recorded on Deviation Request forms. Deviation Requests are subject to the same terms and consideration as other MRB actions and are approved by all members of the MRB prior to implementation.


8.   PROCESS CONTROL

     8.1 All ______________ manufacturing processes are performed by experienced personnel, and __________ provides formal classes as well as on the job training. Equipment and/or personnel are certified where required by applicable specifications. In-process controls and inspections are performed by QC in accordance with QA's or other documentation.


9.   END ITEM ACCEPTANCE

     9.1  General.  All final test procedures are placed under formal
          -------
___________ document control. QC Final Inspection and Test personnel perform or witness all acceptable tests, and notify the customer's source inspector when required by prior agreement. No item is released for packing until it is accepted by ____________ QC, as evidenced by an inspector's stamp on the appropriate ____________ documents.

     9.2  Spares and Repairs.  Production released subassemblies, customer
          ------------------
repairs, and spares are subject to the same level of inspection and test as other finished products.


10.  PRESERVATION, PACKAGING, HANDLING, STORAGE, AND SHIPPING

     10.1 Normal Items.  Preservation, packaging, handling, and storage of
          ------------
articles are performed as required to ensure the quality of the articles. Procured parts are normally stored in the vendor's shipping package. End item parts are packaged in accordance with applicable documents and QAIs. Articles requiring special handling are so identified on the documentation and appropriate action taken to ensure proper handling. Product engineering define special preservation and/or packaging as may be required for any article. Periodic audits of stored articles are performed by QC to detect any degradation and to preclude damage from improper housekeeping practices.

     10.2 Items Subject to Electrostatic Control.  The QA and Manufacturing
          --------------------------------------
Departments have implemented procedures to ensure that static sensitive devices and subassemblies are packaged and handled in accordance with _______________ static control policy. The procedures include begging and handling requirements, maintenance of areas of the manufacturing floor subject to static control, and policy requirements for grounding individuals who work with sensitive devices.

11.  INSPECTION, MEASURING, AND TEST EQUIPMENT

     11.1 General.  All equipment used to measure or confirm the acceptability
          -------
of products is monitored by QC to ensure accuracy and compliance with applicable specifications. QA maintains written procedures defining the control, frequency, and method of calibration to be used for each type of gage or functional test equipment. Equipment not required for production may also be monitored by QC at the request of Manufacturing or Program Engineering.

     11.2 Calibration.  All equipment calibrations are ultimately traceable in
          -----------
standards maintained by the National Bureau of Standards. Calibration services are required to be in accordance with a national, recognized calibration system such as MIL-STD-48682 or equivalent. QC keeps records of all equipment under calibration control indicating the date of the last calibration and due date for recalibration. In addition these dates are marked on stickers affixed to the equipment itself when size permits.

     11.3 Maintenance.  Maintenance inspection, measuring, and test equipment is
          -----------
periodically inspected, maintained, and recalibrated. QA determines the intervals for each piece of equipment based upon use, accuracy, type of equipment, required precision, and other conditions affecting measurement control. Procedures provide for the tagging and removal from service of any equipment that has not been maintained in accordance with established schedules, or is suspected of or found to exceed allowable limits.


12.  STATISTICAL QUALITY CONTROL

     12.1 All QC inspections and tests performed at ______________ are subject to a 100% inspection level at the discretion of the QA Engineer. In lieu of 100% inspection, QA may specify statistical sampling plans in accordance with MIL-STD-1050 or other industry standard statistical process control procedures. Qualify Assurance generations QAIs specifying the Acceptable Quality Levels
(AOLs), level and types of sampling plans, or other pertinent variables, as required, for each commodity or part number of items to be inspected.


13.  INSPECTION STAMPS

     13.1 Control of Stamps.  Quality Assurance instructions provide for the
          -----------------
strict control of QC stamps, including issuance and recall. Each stamp contains a unique identifier which provides traceability to the individual performing the inspections. The stamps clearly identify the QC function and are distinct in design from QC stamps of vendors or customers.

     13.2 Use of Stamps.  To indicate acceptance of parts, assemblies, and end
          -------------
items, the stamp is applied to the accompanying paperwork. Each assembly is serialized to correspond with its paperwork for traceability. Marking of assemblies themselves may be __________ at QA discretion as an additional control device. To indicate acceptance of unserialized parts which require more stringent inspection requirements--as opposed to those which only meet commercial or off-the-shelf specifications--stamping, color dotting, or other special markings may be used.


14.  FAILURE ANALYSIS AND CORRECTIVE ACTION

     14.1 History Records.  All parts, assemblies, and units involved in
          ---------------
____________ processing are accompanied by individual or lot history records in the form of hardcopy paperwork or in electronic format. The records indicate procedure steps, persons performing the steps, dates, specifications used, discrepancies, and reworks of all components in the process. The records are retained as a permanent history of the equipment and

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are used to support analysis and corrective action of equipment failures.
Additions to the history are entered during repair, update, and field service processes, and are statistically analyzed by the QA Engineer to determine failure trends. Analysis results are reported back to product line managers and other departments as necessary. Copies of history records are available for on-site review by authorized customer representatives.

     14.2 Recurring Subassembly Discrepancies.  Records of nonconformance
          -----------------------------------
conditions are reviewed by Quality Assurance. The records contain descriptions of defects, dispositions authorized, and corrective actions generated. Recurring problems are given special attention to determine why initial corrective actions were not effective, and additional corrective actions are initiated as required.

     14.3 End Item Failures.  All functional and item failures occurring during
          -----------------
QC Acceptance Testing are processed as nonconforming material, i.e., referenced on the accompanying history record and fully documented on an MRB Report. The report accumulates all information pertinent to the malfunction from the original symptom to failure determination and corrective action.

     14.4 Equipment Problems and Failures After Delivery.  Problems which
          ----------------------------------------------
develop after delivery are documented on either the Customer Problem Report or the Field Service Work Order, as appropriate. The originator provides the failure symptom or problem description and ___________ completes the forms for failure analysis and corrective action. Field Service data are statistically analyzed by the QA Engineer to determine trends, and analysis results are reported back to product line managers and other departments as necessary. Again, recurring problems are given special attention and additional corrective actions are initiated as required.


15.  AUDIT OF QUALITY PROGRAM PERFORMANCE

     15.1 Audits of Quality Control.  Audits of QC effectiveness are performed
          -------------------------
by the Director of Quality Assurance. The audits include reinspection and retesting of parts previously accepted, verification of availability and familiarity with applicable documents and QAIs by department personnel, effectiveness of the calibration program, inventory audits, thoroughness of nonconforming material aggregation, and correct filing and reporting of various QC records.

     15.2 Audits of Quality Assurance.  Audits of the Quality Program and QA
          ---------------------------
Engineering are performed by the product line managers. The audits include evaluation of the adequacy of program documents, effectiveness of vendor control, review of MRB decisions, and thoroughness of failure analysis and corrective action reporting.

     15.3 Audit Reports and Corrective Action.  Each audit is recorded, with
          -----------------------------------
recommendations as required, and submitted to the Director of QA, product line managers, audited area supervisors, and other management personnel as deemed necessary to control and improve end item quality, reliability, and contract performance. Corrective action is implemented as required.

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